UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of the earliest event reported): September 25, 2009
NEUROCRINE BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	0-22705 (Commission File Number)	33-0525145 (IRS Employer Identification No.)

12780 El Camino Real, San Diego, California (Address of principal executive offices)	92130 (Zip Code)
Registrant’s telephone number, including area code: (858) 617-7600
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.	Entry into a Material Definitive Agreement.
On September 25, 2009, Neurocrine Biosciences, Inc., a Delaware corporation (the “Company”), entered into a Second Amendment to Lease (the “Lease Amendment”) with DMH Campus Investors, LLC, a Delaware limited liability company (“DMH”). The Company and DMH are parties to a lease agreement, dated December 4, 2007, as amended, pursuant to which the Company leases its corporate headquarters located at 12790 El Camino Real (the “Front Building”) and 12780 El Camino Real (the “Rear Building”) in San Diego, California (the “Lease”). The Lease Amendment amends the Lease to provide that the Company shall vacate the Front Building and shall make an immediate payment of $4 million to DMH as an initial release fee. The Company will continue to occupy the entire Rear Building. Upon payment of the initial release fee, the Company shall be released from its obligations with respect to the Front Building, except with respect to 1) certain indemnity obligations for events prior to the payment of the initial release fee, 2) certain operating expenses for the Front Building in accordance with the terms of the Lease through July 2011, and 3) 50% of tenant improvement costs between $65 and $100 per square foot in connection with new leases between DMH and other third parties for space in the Front Building. Pursuant to the Lease Amendment the Company is also obligated to pay DMH approximately $44,000 per month beginning in August 2011 through December 2019 as a rent differential payment for the Front Building, which such amounts may be prepaid by the Company in its sole discretion. A copy of the Lease Amendment is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.

Number	Description

10.1	Second Amendment to Lease, dated September 25, 2009, by and between Neurocrine Biosciences, Inc. and DMH Campus Investors, LLC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 1, 2009	NEUROCRINE BIOSCIENCES, INC.
	By:	/s/ Timothy P. Coughlin
Timothy P. Coughlin
Vice President and Chief Financial Officer

EXHIBIT INDEX

Number	Description

10.1	Second Amendment to Lease, dated September 25, 2009, by and between Neurocrine Biosciences, Inc. and DMH Campus Investors, LLC.